EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-3 of Mine Safety Appliances Company of our report dated February 20, 2004 relating to the financial statements of Mine Safety Appliances Company, which appears in such Registration Statement. We also consent to the incorporation by reference of our report dated February 20, 2004 relating to the financial statement schedule, which appears in Mine Safety Appliances Company’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the references to us under the headings “Experts” and “Selected Historical Consolidated Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

April 16, 2004